SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                       8-K



                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the


                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                 April 14, 1998



Commission   Registrants; State of Incorporation;       IRS Employer
File Number       Address; and Telephone Company      Identification
   No.

  1-11327              Illinova Corporation                        37-1319890
                       (an Illinois Corporation)
                       500 S. 27th Street
                       Decatur, IL  62525
                       (217) 424-6600

   1-3004              Illinois Power Company                      37-0344645
                       (an Illinois Corporation)
                       500 S. 27th Street
                       Decatur, IL  62525
                       (217) 424-6600



            Total number of sequentially  numbered pages is 4.








Item 5.  Other Events
--------------------------

First Quarter 1998

Illinova Corporation reported first-quarter earnings (basic and diluted) of $23 million, or $0.32 per share of common stock. This compares to earnings (basic and diluted) of $44 million, or $0.58 per common share for the same period one year ago.

The first-quarter 1998 earnings decrease is primarily due to higher Operations and Maintenance (O&M) expense related to the continued outage at Illinois Power's Clinton nuclear station (Clinton). These expenses increased by $28 million ($0.23 per share) during the first quarter while other O&M costs for the quarter were approximately the same as last year.

Near-record mild weather also impacted earnings results for the first quarter by an estimated $0.05 per share compared to 1997's first quarter results.

1998 Outlook

Based on the following outlook, Illinova expects 1998 earnings to be in the $1.70 to $1.80 range.

Regulatory reform implementation has begun and 1998's performance will be impacted by the 15 percent residential rate reduction which becomes effective August 1.

Although no specific restart date has been established, Clinton is expected to return to operation by year-end 1998. The Company continues to purchase replacement power to meet customer and contractual needs during this period. Although the Company has experienced significant variability in these costs during the past several months, the Company expects electric margins to be reasonably consistent with 1997 levels.

Illinova currently expects total Company O&M to be approximately $440 million. In addition to about $20 million in increased Clinton costs, Year 2000 costs and regulatory reform implementation costs are expected to account for about $15 million of the increase over 1997's O&M of $402 million.

For the year, Illinova's unregulated subsidiaries are expected to reflect improved performance.


Illinova views 1998 as a repositioning year for the future - one that includes intensive efforts to enhance long-term shareholder value. Although 1999 will reflect a full year of the 15 percent residential rate reduction, financial benefits of Clinton's expected return to service along with continued growth in earnings contributions from the unregulated businesses can provide the basis for about a 20 percent growth in earnings in 1999 and provide a solid foundation for future earnings growth.

--------------------------------------------------------------------------------

Illinova's management is taking advantage of safe harbor disclosure provisions by issuing this report which contains estimates, projections and other forward-looking statements that involve risks and uncertainties. Actual results or outcomes could differ materially from those provided in the forward-looking statements as a result of such important factors as: the outcome of state and federal regulatory proceedings affecting the restructuring of the electric and gas utility industries; the impacts of new laws and regulations relating to restructuring, environmental, and other matters have on Illinova and its subsidiaries; the effects of increased competition on the utility businesses; risks of owning and operating a nuclear facility; changes in prices and cost of fuel; factors affecting non-utility investments, such as the risk of doing business in foreign countries; construction and operation risks; and increases in financing costs. All forward-looking statements are based upon information presently available, and Illinova assumes no obligation to update any forward-looking statements.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     ILLINOVA CORPORATION
                                  (Registrant)

                                                     By /s/ Larry F. Altenbaumer
                                                     ---------------------------
                                                     Larry F. Altenbaumer
                                                     Chief Financial Officer
                                                     Treasurer and Controller
                                                     on behalf of
                                                     Illinova Corporation



Date:    April 14, 1998



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     ILLINOIS POWER COMPANY
                                                     (Registrant)

                                                     By /s/ Larry F. Altenbaumer
                                                    ----------------------------
                                                     Larry F. Altenbaumer
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     on behalf of
                                                     Illinois Power Company


Date:    April 14, 1998